Exhibit 99.1

                  FIRST NIAGARA FINANCIAL GROUP, INC. ANNOUNCES
             COMPLETION OF CHARTER CONVERSIONS AND CONSOLIDATION OF
                              BANKING SUBSIDIARIES


LOCKPORT, New York --First Niagara Financial Group, Inc. (NASDAQ: FNFG), announced that First Niagara Bank and First Niagara Financial Group, MHC, its mutual holding company parent, have completed their conversions from New York chartered institutions to federally chartered institutions. The Company also announced that Cayuga Bank and Cortland Savings Bank, formerly operated as wholly owned subsidiaries, have been merged into the Company's primary banking subsidiary, First Niagara Bank. First Niagara Bank will continue to provide a full range of banking services to the customers of Cayuga Bank and Cortland Savings Bank, and will continue to operate all of their banking centers under a united brand--First Niagara.

"The rationale behind one brand is to increase market awareness of First Niagara as a community-based financial services company with the scope and strength of a larger institution and the personal service focus of a smaller company," said David J. Nasca, Executive Vice President of Consumer Banking and CNY Regional Executive. "It will also increase the efficiency of our company and allow customers to access our services across New York State.

In conjunction with the consolidation of its banking subsidiaries, the Company's non-banking subsidiaries are undergoing a name change to more clearly link them to First Niagara. The Company's investment advisory subsidiary, Niagara Investment Advisors, Inc., is being renamed First Niagara Investment Advisors, Inc. The Company's insurance subsidiary, Warren-Hoffman & Associates, Inc., of which Newfane-based Foote-Mandaville Agency, Inc. is a division, is being renamed First Niagara Risk Management, Inc.


                                     -more-

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Conversion/Consolidation
Page 2


Meanwhile, Allied Claim Services, Inc., acquired by Warren-Hoffman in January 2001, will merge into First Niagara Risk Management, Inc. in the fourth quarter of this year. Allied is an insurance adjusting firm and third party administrator. The Company's retail investment and insurance subsidiary, whose products are sold through financial consultants at First Niagara's banking centers statewide, is changing its name to First Niagara Securities, Inc.

"As one  team  of  financial  services  professionals  our  customers  have  the advantage of a larger distribution network plus greater convenience and consistency from a company that is dedicated to customers, customer relationships and the communities we serve," said William E. Swan, Chairman, President and Chief Executive Officer of the Company.

"Our new federal charters will benefit our stockholders, depositors and the communities in which we operate, and will enhance the ability of the Company and the Bank to expand operations," Swan said.

The Company's common stock will continue to be traded on the NASDAQ National Market System under the symbol FNFG.

Based in the Buffalo, NY suburb of Lockport, First Niagara Financial Group, Inc. is a $2.9 billion financial services company. On July 22, 2002, the Company announced its intentions to conduct a second step conversion offering and acquire Finger Lakes Bancorp, Inc. The offering and acquisition are expected to close in January 2003.

First Niagara has a presence in the western and central regions of New York State through 38 banking centers, 75 ATMs and two lending centers. The company specializes in banking, investments and insurance. For more information about First Niagara, visit our website at www.fnfg.com.

This press release does not constitute a solicitation of a proxy, nor does it seek the procurement, withholding or revocation of a proxy.